Exhibit 10.2

Execution Version

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into as of June 20, 2024, by and between Clearway Energy, Inc., a Delaware corporation (the “Company”), and Christopher Sotos (“Consultant”).

WHEREAS, the Consultant is currently employed as Chief Executive Officer of the Company, which employment will terminate on June 30, 2024;

WHEREAS, upon the terms set forth in this Agreement, the Company desires to engage the Consultant effective July 1, 2024 (the “Effective Date”) to provide certain services, and the Consultant desires to accept such engagement and provide such services.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, as well as other good and value consideration, the sufficiency of which is recognized, the parties agree as follows:

1.	Term. This Agreement shall commence on the Effective Date and continue for two months until August 31, 2024, and thereafter automatically renew for successive two-month terms until terminated as provided below.

2.	Duties. Consultant will report to and provide such transition, advisory and consulting services as requested by the Corporate Governance, Conflicts and Nominating Committee (the “Committee”) of the Board of Directors of the Company, including, but not limited to, assistance with (i) offers, diligence, negotiations, execution and performance of dropdown and other projects and arrangements involving Clearway Energy Group LLC (“CEG”) and the Company; (ii) analysis and support of related party and other conflict transactions that require consultation with or approval by the Committee; and (iii) such other services and activities as may be requested from time to time by the Committee (collectively, the “Services”).

3.	Compensation; Expenses. As compensation for the Services, the Company shall pay the Consultant a fee of $33,334 for each two-month term described in Section 1 (the “Retainer”), which Retainer shall be deemed earned as of the first day of each two-month term and paid on the first payroll date thereafter. In the event that Consultant performs Services in excess of 20 hours in any two-month period, Consultant shall be paid on a prorated basis for such excess hours at an hourly rate of $1,500; provided, that any excess time worked shall be rounded up to the nearest 30-minute increment. Further, the Company shall reimburse Consultant for any reasonable and actual out-of-pocket expenses incurred in performing the Services, provided that any expenses in excess of $10,000, individually or in the aggregate, must be approved in advance by the Chair of the Committee. Consultant shall submit a written invoice within 15 days after the last day of each calendar month, indicating the time spent performing the Services and providing a schedule of expenses, if any, and reasonable evidence of their incurrence. Amounts owing to Consultant for excess time and/or reimbursement of expenses shall be paid by the Company upon the later to occur of the next regularly scheduled payroll date and 15 days after receipt of such invoice.

4.	Performance; Access to Information. The Services may be provided at times and locations and in the manner as determined by Consultant; provided that such services are provided in a professional, competent and timely manner. The Company agrees that:

a.	The Company may issue Consultant certain Company-owned equipment to perform the Services and request Consultant to perform the Services on-site at the Company’s Princeton, New Jersey offices; and

b.	Consultant shall be provided with, and given reasonable access to, Confidential Information (as defined below) and CEG and Company personnel and systems as necessary for him to perform the Services.

5.	Confidentiality.

a.	The Consultant shall strictly maintain the confidentiality of any information of whatever kind and in whatever form that he obtains from the Company or CEG or from any other source relating to the Company or CEG and their subsidiaries and affiliates, whether identified as confidential information or not, including but not limited to information regarding the organization, operations, strategies, projects, project pipelines, financing terms and arrangements, financial results and condition, plans, forecasts, competitive information, customers, suppliers, partners, personnel and any other non-public information relating to any transactions in which the Company or CEG may be involved (collectively “Confidential Information”). The Consultant will not disclose any Confidential Information to any third party without the prior written consent of the Company and will not use any Confidential Information except as required to perform the Services in accordance with the terms of this Agreement. Upon the termination of this Agreement, or as requested by the Company, the Consultant shall return all Confidential Information in his possession within five business days after such termination or request.

b.	Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016. Consultant understands that Consultant will not be held criminally or civilly liable under any federal or state law for any disclosure of a trade secret that: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Consultant files a lawsuit for retaliation by the Company or any affiliate for reporting a suspected violation of law, Consultant may disclose the Company’s or an affiliate’s trade secrets to Consultant’s attorney and use the trade secret information in the court proceeding if Consultant files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

c.	In addition, nothing in this Agreement prevents the Consultant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations. Furthermore, no Company policy or individual agreement between the Company and the Consultant shall prevent the Consultant from providing information to government authorities regarding possible legal violations, participating in investigations, testifying in proceedings regarding the Company’s past or future conduct, engaging in any future activities protected under the whistleblower statutes administered by any government agency or receiving a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege.

6.	Continuing Obligations. Consultant acknowledges and reaffirms his obligations under all confidentiality, noncompete, non-solicitation and other restrictive covenants contained in the Amended and Restated Employment Agreement, dated as of September 23, 2021, between the Company and Consultant, as the same may have been modified, superseded or supplemented by the Separation Agreement and General Release, dated as of April 30, 2024, between the Company and Consultant.

7.	Return of Property. Consultant shall, within five business days after the termination of this Agreement, return to the Company all Company property and equipment.

8.	Securities Law Matters. Consultant acknowledges that the Company is a publicly traded company and that U.S. federal and state securities laws prohibit any person who is in possession material, non-public information about the Company from transacting in securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to transact in such securities of the Company.

9.	Independent Contractor. It is understood by the parties that Consultant will at all times be and remain an independent contractor of the Company, and not an employee nor agent of the Company. Consultant acknowledges and agrees that he will not be treated as an employee of the Company or any of its affiliates for purposes of any income tax withholding requirement or for purposes of benefits provided to employees of the Company under any employee benefit plan. Consultant acknowledges and agrees that as an independent contractor, he is solely responsible for payment of any applicable taxes on the fees paid to him under this Agreement. In addition, Consultant shall not be authorized to bind the Company to any contracts or agreements of any nature or to act as an agent of the Company in any respect.

10.	Indemnification. The Company agrees that (i) if Consultant is made a party, or is threatened to be made a party, to any threatened or actual action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate or other (each, a “Proceeding”) that arises out of or is related to the Services or (ii) if any claim, demand, request, investigation, dispute, controversy, threat, discovery request or request for testimony or information (each, a “Claim”) is made, or threatened to be made, that arises out of or relates to the Services, then he shall promptly be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the laws of the State of Delaware, against any and all costs, expenses, liabilities and losses (including, without limitation, attorney’s fees, judgments, interest, expenses of investigation, penalties, fines, excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by him in connection therewith, and such indemnification shall continue as to him even if he has ceased to be a consultant of the Company or its affiliate and shall inure to the benefit of his heirs, executors and administrators. The Company shall pay all attorneys’ fees, costs and expenses incurred by him in connection with any such Proceeding or Claim in advance of its final disposition within fifteen 15 days after receiving written notice requesting such an advance. Such notice shall include an undertaking by Consultant to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses. Consultant shall have the right to select counsel of his choosing. For the avoidance of doubt, nothing in this Section 11 shall be construed to provide a right of indemnification for any claims arising from or relating to Consultant’s status as a consultant or independent contractor to the Company.

11.	Termination. This Agreement may be terminated by either party in accordance with this paragraph upon prior written notice to the other party, which notice may be waived by the non-terminating party. Any such termination will become effective immediately in the event of the material breach of this Agreement by the non-terminating party or, in the absence of such breach, upon the later of (i) 30 days after the date of receipt of such notice and (ii) the end of the two-month term that is then in effect.

12.	Survival. Notwithstanding any expiration or termination of this Agreement, the provisions of Sections 5 through 16 hereof will survive and remain in full force and effect, as will any other provision hereof that, by its terms or reasonable interpretation thereof, sets forth obligations that extend beyond the termination of this Agreement.

13.	Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Jersey.

14.	Assignment. The Consultant may not assign any of his rights under this Agreement or delegate the performance of any of his duties hereunder, in all cases without the prior written consent of the Company; provided that Consultant may assign this Agreement to an entity wholly-owned by Consultant and organized for purposes of conducting consulting services. Any assignment or delegation not effected in accordance with this Section 14 shall be null and void.

15.	Amendment; Waiver. Any amendment to this Agreement shall be in a writing signed by the parties hereto. Any waiver of any term of this Agreement shall be in a writing signed by the party providing such waiver. Any amendment or waiver not effected in accordance with this Section 15 shall be null and void.

16.	Notices. Any notice, communication or request provided for in this Agreement shall be in writing and shall be either personally delivered (with a written acknowledgement of receipt), sent by nationally recognized overnight courier service (with a written acknowledgement of receipt by the overnight courier) or mailed by electronic, certified or registered mail to the recipient at the address below indicated:

Notices to Consultant:

Christopher Sotos

(Address on file with the Company)

Notices to the Company:

Daniel More

Chair of the Corporate Governance, Conflicts and Nominating Committee

Clearway Energy, Inc.

300 Carnegie Center, Suite 300

Princeton, NJ 08540

Email: (Address on file with the Company)

or such other address or to the attention of such other person as the recipient party shall have specified by 10 calendar days prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when (i) when personally delivered, (ii) two business days after being sent by overnight courier or (iii) three business days after mailing by electronic, certified or registered mail.

17.	Non-Exclusivity. Consultant shall be entitled to provide and render services to third parties during the term of this Agreement; provided, that he will not, directly or indirectly, engage or participate in or provide services to any business that is competitive with or could otherwise create a conflict of interest with the types and kinds of business being conducted by Company without the written consent of the Chair of the Committee. Consultant agrees that to the extent he seeks, or intends to seek, other opportunities, including but not limited to employment, consulting or board service that may reasonably be construed as being in competition or conflict with the Company or otherwise affecting his ability to perform the Consulting Services, he will promptly notify the Chair of the Committee in writing.

18.	Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

Signature page follows.

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first written above.

Clearway Energy, Inc.	Consultant

By:	/s/ Daniel More	/s/ Christopher Sotos

Daniel More, Chair of the Corporate Governance, Conflicts and Nominating Committee of the Board of Directors		Christopher Sotos